Exhibit 4.8

PORTIONS OF THIS AGREEMENT WERE OMITTED AND HAVE BEEN FILED

SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN

APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934; [***] DENOTES OMISSIONS

DISTRIBUTION AGREEMENT

DATA EXHIBIT

THIS DATA EXHIBIT IS AN INTEGRAL PART OF THE FOLLOWING DISTRIBUTION AGREEMENT

The DISTRIBUTION Agreement by and between Itamar Medical Ltd., an Israeli company, having a place of business at 9 Halamish Street, P.O. Box 3579, Caesarea 38900, Israel, (“Itamar”), and Distributor (as defined below) consists of (a) the Distribution Agreement attached hereto (the “Distribution Agreement” or the “Agreement”) and (b) this Data Exhibit, which is an integral part of the Distribution Agreement. In any case of contradiction between the provisions of this Data Exhibit and the Distribution Agreement, the provisions of the Distribution Agreement shall prevail.

Subject to the terms and conditions set forth in the Distribution Agreement, Itamar hereby appoints Distributor as its exclusive distributor solely with regard to selling the Products (as defined in this Data Exhibit) and solely in the Territory (as defined in this Data Exhibit).

1.	a.	Date of this Agreement: FEB, 24 2014 (the “Effective Date”)

b.             Initial Term: The initial term of this agreement shall start on the Effective Date and end after three (3) years from the date of granting of AHI Above 20 Criteria sleep test using WatchPAT by the Ministry of Health Labour and Welfare of Japan (“MHLW”) or on December 31, 2018, whichever is earlier.

For purposes hereof, “AHI Above 20 Criteria” shall mean the decision of the MHLW to reimburse treatment based on Home Sleep Testing result above or around the threshold of 20 AHI, but significantly lower than the current AHI 40.

2.	Distributor: Philips Respironics GK (“Distributor”)

Address: 13-37 Kohnan 2-chome Minato-ku Tokyo 108-8507 Japan

3.	Territory: Japan

4	a.	Products: Itamar shall sell the following Watch-PAT products (the “Products”) to Distributor.

(1)	Device: WatchPAT 200 KIT (product # : TC2110403)

This includes WatchPAT200 device, Body Positioning and Snoring sensor, Oximetry module, Oximetry sensor, Wrist strap, Pat cable, AC power adapter, USB cable, Oximeter adhesive bands (x25), Body positioning and snoring sensor adhesive(xl2), Carrying case, zzzPAT S/W Kit analysis SW, User manual (EN).

(2)	PAT: [12 Pneu-Optic Sleep Probes (xl2) (product # : TC2108210)]

(3)	Accessories:

i.	PAT Cable Assy WP200 (product # : TS0060600)
ii.	Integrated Sensor WatchPAT Kit (product # : TC2000400)
iii.	Nonin Adapter Box Assy WatchPAT200 (product # : TS2258306)
iv.	Oxi Sensor, WatchPAT200 (product # : TS0060620)
v.	Strap Assy, WatchPAT200 (product # : TS2158301)
vi.	P.S 100-240VAC W.M. 5VDC 1.0A 5W+Mini USB-B (USA) (product # : PS0000013)
vii.	Cord USB A/Mini-B 5Cont Computer Accy.Gray Mold. (product # : CB1000012)
viii.	C.I. Oximeter adh Bands X25 (product # CP7200010)
ix.	12 Stickers for SBP Sensor (product # TC2000110)
x.	zzzPAT S/W Kit (product # : TC2100632)
xi.	Li-Ion Batt.Pack+Cable 3.7V + Connector (product # : TS0037051)
xii.	Carrying Case WatchPAT200 (product # : TP2173302)
xiii.	Operation Manual WatchPAT200 (product # : TM2196330)
xiv.	Watch-PAT200 Training Presentation On CD (product # TS 2165201)
xv.	Quick Reference Cards WatchPAT200 (product # TM2193360)

xvi.	Step by Step Guide WatchPAT200 (product # : TM2193308
xvii.	Patient Video WatchPAT200 (product # : TS2165200)
xviii.	24 Tamper Proof Bracelet WatchPAT200 (product # : TC2008300)
xix.	Cable Bracelet to WP200 adapter (product # : TS0065511)

b.	Pricing: The Products shall be sold at the “Transfer Price” as set forth in this clause.

(1)	The Transfer Price for the Device and PAT shall be derived by application of the formula below:

-	Transfer Price of Device = [***]
-	Transfer Price of PAT = [***]

(2)	The Transfer Price for the Device and PAT shall [***].

(3)	The Transfer Price for Accessories shall be [***] as specified below:

i.	PAT Cable Assy WP200 (product # : TS0060600) Price:[***]
ii.	Integrated Sensor WatchPAT Kit (product # : TC2000400) Price:[***]
iii.	Nonin Adapter Box Assy WatchPAT200 (product # : TS2258306) Price:[***]
iv.	Oxi Sensor, WatchPAT200 (product # : TS0060620) Price:[***]
v.	Strap Assy, WatchPAT200 (product # : TS2158301) Price:[***]
vi.	P.S 100-240VAC W.M. 5VDC 1.0A 5W+Mini USB-B (USA) (product # : PS0000013) Price:[***]
vii.	Cord USB A/Mini -B 5Cont Computer Accy.Gray Mold, (product # : CB1000012) Price:[***]
viii.	C.I. Oximeter Adh. Bands (x25) (product # : CP7200010) Price: [***]
ix.	12 Stickers for SBP Sensor (xl2) (product # : TC2000110) Price:\[***]
x.	zzzPAT S/W Kit (product # : TC2100632) Price:\[***]
xi.	Li-Ion Batt.Pack+Cable 3,7V + Connector (product # : TS0037051) Price:\[***]
xii.	Carrying Case WatchPAT200 (product # : TP2173302) Price:[***]
xiii.	24 Tamper Proof Bracelet WatchPAT200 (x24) (product # : TC2008300) Price:[***]
xiv.	Cable Bracelet to WP200 adapter (product # : TS0065511) Price:[***]
xv.	Operation Manual WatchPAT200 (product # : TM2196330) Price:[***]
xvi.	Watch-PAT200 Training Presentation On CD (product # : TS2165201) Price:[***]
xvii.	Quick Reference Cards WatchPAT200 (product # : TM2193360) Price:[***]
xviii.	Step by Step Guide WatchPAT200 (product # : TM2193308) Price:[***]
xix.	Patient Video WatchPAT200 (product # : TS2165200) Price:[***]

The Transfer Price will be set upon initial publication of the reimbursement price and criteria for sleep test using WatchPAT by MHLW on its website, and revised upon release of any changes to such reimbursement price and criteria by MHLW thereafter. The Transfer Prices may otherwise be changed by agreement of both parties in writing.

c.             Minimum Purchase Requirement Commitments of the Distributor: The Distributor shall meet the minimum purchase requirement commitments. The minimum purchase requirement commitments are as set forth in the table below (the “Minimum Purchase Requirements”).

2014
	Q1	Q2	Q3	Q4
Quarterly Purchase Amount (Thousand USD)	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Annual Purchase Amount (Thousand USD)	[***]

2015
	Q1	Q2	Q3	Q4
Quarterly Purchase Amount (Thousand USD)	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Annual Purchase Amount (Thousand USD)	[***]

2016
	Q1	Q2	Q3	Q4
Quarterly Purchase Amount (Thousand USD)	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Annual Purchase Amount (Thousand USD)	[***]

2017
	Q1	Q2	Q3	Q4
Quarterly Purchase Amount (Thousand USD)	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Annual Purchase Amount (Thousand USD)	[***]

2018
	Q1	Q2	Q3	Q4
Quarterly Purchase Amount (Thousand USD)	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Annual Purchase Amount (Thousand USD)	[***]

If the Distributor does not meet any of the Minimum Purchase Requirements in the table above, the provisions of Section 11.2 of the Agreement shall apply.

5.          Distributor Confirmation: Itamar and Distributor acknowledge that each has read each and every paragraph of the Distribution Agreement and the Data Exhibit, received all necessary explanations and clarifications and fully understands respective rights and obligations under the Distribution Agreement and the Data Exhibit and the contents, meanings and implications of the Distribution Agreement and the Data Exhibit.

ITAMAR MEDICAL LTD.		“Distributor”

By:	/s/ Eldad Singer	By:	/s/ Danny Risberg
Name:	Eldad Singer	Name:	Danny Risberg
Title:	President, Itamar	Title:	Executive Manager
Medical Japan
VP Sales, Itamar Medical
Feb 24, 2014

PORTIONS OF THIS AGREEMENT WERE OMITTED AND HAVE BEEN FILED

SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN

APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934; [***] DENOTES OMISSIONS

DISTRIBUTION AGREEMENT

This DISTRIBUTION Agreement (the “Agreement”) is entered into by and between Itamar Medical Ltd., an Israeli company, having a place of business at 9 Halamish Street, P.O. Box 3579, Caesarea 38900, Israel, or its affiliates, (“Itamar” or the “Company”), and the Distributor listed on the attached Data Exhibit. The attached Data Exhibit constitutes an integral part of this Agreement.

WITNESSETH:

WHEREAS, Itamar is engaged, among other things, in the business of designing, engineering, manufacturing, marketing and selling of medical diagnostic Products (as defined in the Data Exhibit); and

WHEREAS, Distributor is engaged, among other things in the business of distributing medical and diagnostic devices and is experienced in and familiar with the considerations involved in the marketing and selling of medical and diagnostic devices in the Territory, subject to regulations, special considerations and local authority requirements necessary to sell the Products in the Territory; and

WHEREAS, subject to the Data Exhibit, Itamar wishes to appoint Distributor as its exclusive distributor of the Products in the Territory (as defined in the Data Exhibit) and grant to Distributor the exclusive right and license to distribute and sell Itamar’s Products solely for their intended use and solely in the Territory; and

WHEREAS, Distributor wishes to accept such appointment and receive such right and license and to provide certain services with respect thereto subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

DEFINITIONS

1.1           “Confidential Information” shall mean any and all Documentation, confidential and proprietary information belonging to or in the possession of Itamar, including but not limited to any and all concepts, specifications, formulae, prototypes, software and hardware, and any and all records, data, methods, techniques, processes, projections, plans, marketing and/or pricing information, materials, financial statements, memoranda, analyses, notes and any other data or information (in whatever form), as well as improvements and know-how related thereto, relating to Itamar, Itamar’s suppliers, clients, research and development activities, Products (including related software), manufacturing, marketing and sales. Confidential Information shall be deemed to include any and all of Itamar’s information, irrespective of form, which has been or may be: (i) disclosed to Distributor by or on behalf of Itamar; or to which Distributor has access; or (ii) provided to Itamar from a third party. Confidential Information shall not include information that: (a) was already known to or independently developed by Distributor prior to its disclosure as demonstrated by tangible dated evidence satisfactory to Itamar; (b) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of breach of this Agreement by Distributor; (c) shall have been received by the Recipient from another person or entity having no obligation to Itamar.

1.2           “Documentation” shall mean Itamar’s confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, business plans, and any other proprietary information of Itamar that may provide Itamar with a competitive advantage, as well as any of Itamar’s manuals and other written materials that relate to the Products, including any flow charts, logic manuals, functional specifications, medical research, clinical trials or their summaries, any machine text or graphic files and or any material relating to any enhancements or modifications of the Product, as may be from time to time.

1.3           “Intellectual Property Rights” shall mean copyrights, patent rights, trademarks, inventions (whether or not patentable), trade secrets, and any other proprietary rights relating to intangible property, whether patentable or otherwise, all rights to sue for any past, present or future infringement of any of the foregoing rights, and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including, without limitation, damages for past, present or future infringement thereof. Itamar- Medical’s Intellectual Property’s Rights shall be deemed to include all Intellectual Property Rights related to the measurement of the peripheral arterial tone and/or changes in the peripheral arterial tone and arterial vaso-activity of a patient, and coronary artery disease diagnosis and other medical conditions.

1.4           “Product(s)” shall mean the products together with all related software and PAT Probes (as hereafter defined) all as listed in Data Exhibit, which may be amended by Itamar from time to time, at its sole discretion, on ninety (90) days prior written notice to Distributor.

1.5           “Affiliate(s)” shall mean (i) in the case of Distributor, Koninklijke Philips N.V. and (ii) in the case of Distributor and Itamar: any and all other companies, firms and legal entities with respect to which now or hereafter Koninklijke Philips N.V. or Itamar respectively, directly or indirectly holds 50% or more of the nominal value of the issued share capital or 50% or more of the voting power at general meetings or has the power to appoint a majority of directors or otherwise to direct the activities of such company, firm or legal entity; in the case of Distributor, the Affiliates of Distributor may be listed for convenience purposes in the Eligible Buying Locations list http://www.philips.com/about/company/businesses/suppliers/ebl.page)

SCOPE OF AGREEMENT

2.1           Further to Itamar's appointment of Distributor as detailed in the Data Exhibit, Itamar hereby grants Distributor with an exclusive, royalty free, limited, non-assignable, non-transferable license to distribute the Products, which license shall be applicable solely in the Territory (the “License”). The Distributor hereby accepts such appointment. Distributor will purchase the Products from Itamar pursuant to Sections 7 and 8 herein, and will distribute and resell them solely in the Territory.

2.2           Distributor is hereby granted a non-exclusive, limited, non-assignable, non-transferable license, to use Itamar’s trade names, and trademarks now owned or hereafter acquired by Itamar (“Proprietary Marks”) solely for the purposes of promoting the Products in the Territory under the terms of this Agreement and for the Term hereof.

2.3           During the term of this Agreement, Itamar may identify Distributor as a distributor of Itamar’s Products in advertisements and other promotional literature, and Distributor may present itself as a distributor of Itamar’s Products to its customers.

2.4           Other than the rights set forth in Sections 2.1, 2.2, and 2.3 above or in the Data Exhibit, no other licenses or rights are granted to Distributor under this Agreement or otherwise. Distributor shall not actively or otherwise promote, pursue or solicit sales of, advertise, hold, sell, lease, distribute or otherwise market, transfer or commercialize directly the Products outside of the Territory.

2.5           The parties agree that after the granting of the AHI Above 20 Criteria, and during the Initial Term, Distributor shall not promote, manufacture, advertise, distribute, lease, sell or otherwise market or transfer, either directly or indirectly, through any person or entity, any product of Distributor or any third party that competes directly or indirectly, with the Products (i.e., any product with same or similar specification not included in the EEG and EMG feature for which sleep test using it has been granted AHI criteria 20 by MHLW).

2.6           Company may sell a uniquely branded Original Equipment Manufacturer (“OEM”) device for sale within the Territory directly or via another 3rd party with agreement of the Distributor.

2.7           Subject to the terms and conditions set forth in APPENDIX C to this Agreement, Itamar is hereby granted the right to use the wordmark PHILIPS in Israel solely for the purpose of advertising of the Products.

TERM OF THE AGREEMENT

3.             This Agreement shall become effective as of the Effective Date and shall continue and remain in force until the date specified in Section l.b. of the Data Exhibit (the “Initial Term”), unless terminated earlier under the provisions of Section 11 herein. This Agreement may be renewed by mutual agreement in writing for additional periods beyond the Initial Term (“Additional Term”). The Initial Term and any Additional Term(s) or Additional Period as defined in Section 11.1 shall be referred to together as the “Term”.

UNDERTAKINGS OF DISTRIBUTOR AND ITAMAR

4.1           In addition to all other rights and obligations under this Agreement, Distributor shall:

(a)          Use commercially reasonable best effort to promote, advertise, sell, and distribute the Products in the Territory (“Distributor's Services”).

(b)          Provide such support and other services as detailed in Appendix A.

(c)          Reports to Itamar: Distributor shall provide quarterly reports no later than the fifteenth (15th) day of the month following the end of each quarter (via email or in writing), in the form provided for in Appendix B, containing the following: (i) account-by-account description, by direct customer or sub-distributor name, affiliation, address, telephone number and summary of device units and probes sold and (ii) serial number of sold Products.

(d)          Bear all costs and expenses of conducting its activities hereunder, including but not limited to any taxes or levies, and any travel, lodging, entertainment, office, clerical, accounting, advertising and general selling expenses.

(e)          Except as set forth herein, not resell, sublicense, rent, or lease the Product, either in whole or in part to anyone but the intended first end user and purchaser. Any attempt by either Distributor or first end user to do so shall be considered a material breach of these terms and conditions and Itamar shall have the right to fully prosecute such breach to the fullest extent permitted by law, without derogating from any of Itamar's other rights under these terms and conditions. Distributor shall be permitted to sell to sub-distributors with whom Distributor has a written agreement subject to: (i) all agreements with sub-distributor shall be subject to the terms of this Agreement; (ii) the Distributor shall remain liable to Itamar for all acts or omissions of the sub-distributor; (iii) any act or omission of the sub-distributor which would be considered a breach of this Agreement if committed or omitted by Distributor shall be considered a breach by Distributor.

(f)          Make best efforts to achieve the Minimum Purchase Requirements Commitments for each calendar year and quarter, as specified in the Data Exhibit, during the Term.

(g)          To the extent necessary under applicable law, the Distributor shall apply for, obtain, facilitate and maintain any and all permits, registrations, notifications, approvals, authorizations and/or clearances (including but not limited to approvals and/or licenses from local, state, governmental, quasi-govemmental or other authorities) required, necessary or desirable for the importation, sale, marketing, use, labeling, promoting, or distribution of and/or for making claims regarding the Products or their uses in the Territory, including without limitation, regulatory approvals for medical and diagnostic devices and trademarks and other intangible property rights (collectively, the “Required Approvals”. Distributor shall comply with all applicable laws and regulations in connection with the performance of its obligations hereunder.

(h)          The Products shall be sold pursuant to the “Shrink Wrap Licenses” provided to the end user by Itamar.

4.2           In addition to all other rights and obligations under this Agreement and subject to Itamar's right to accept or reject each Order, as that term is defined herein, Itamar shall:

(a)          Make spare parts available at prices (according to the price list set forth in the Data Exhibit, which may be amended from time to time) for so long as this Agreement remains in effect. Notwithstanding the aforesaid, Itamar shall be entitled to substitute a spare part or component with a part/component that is form-fit and maintains the same functionality as the original part/component.

(b)          Provide guidelines and instructions for a training program, to be conducted in the English language, on the installation, operation and maintenance of the Products. The scope, timing and the terms of such training shall be mutually agreed upon between the Parties on a case by case basis. Itamar shall provide Distributor all available documentation relevant for such programs.

(c)          Provide Distributor with copies of Itamar's existing English-language user manuals, installation manuals, brochures and catalogues relating to the Products. Itamar shall not be obligated to translate the aforesaid literature into any language other than English.

(d)          Itamar shall use its commercially reasonable efforts to fulfill all Orders, as that term is defined below, placed by Distributor and approved by Itamar.

(e)          Itamar shall designate one coordinating representative who oversees all Distributor issues and coordinates Itamar activity. Itamar personnel will only take direction from the Itamar coordinating representative.

PROPRIETARY RIGHTS AND MARKS

5.1           It is acknowledged and agreed that (i) Itamar’s Products, Intellectual Property and the Documentation, have been, are, and will be developed solely by Itamar, at the risk and expense of Itamar; and (ii) Itamar’s Intellectual Property Rights, Documentation and other information embodied in the Products constitute valuable trade secrets and is proprietary to Itamar; and (iii) all Intellectual Property Rights, in or related to Itamar’s Products, Documentation and/or to any related design and manufacturing, as well as any modification, adaptation or derivation thereof, are and will remain the exclusive property of Itamar. Distributor, by taking delivery of, making payment for, distributing and selling or transferring any of the Products to third parties, shall not become entitled to any proprietary or non proprietary rights in any such Products, Intellectual Property or Documentation.

5.2           Distributor, and anyone acting on Distributor's behalf, shall take all reasonable and acceptable measures to ensure that all Intellectual Property Rights of Itamar in the Products and the Documentation remain exclusively with Itamar.

5.3           Distributor shall not reverse engineer, decompile, misuse, incorporate into another product, modify, alter, enhance, change, copy or attempt to copy, or perform any similar type of operation on Itamar’s Products, in any fashion or for any purpose whatsoever or otherwise, either directly or indirectly, violate such Itamar’s rights with regard to the Products or Intellectual Property.

5.4           Itamar may affix its Proprietary Marks to any of the Products. Except as provided for in Section 2.2, Distributor shall not have or acquire any right, title or interest in the Proprietary Marks, either used alone or in conjunction with other words or names, or in the good will thereof and shall not use any such Proprietary Marks without the express prior written consent of Itamar, and Distributor acknowledges and agrees that Itamar's consent and approval may be withheld by Itamar in its sole discretion.

5.5           With Company approval, Distributor can independently develop, at its own expense, marketing and teaching materials for the Products and such materials including translation of the literature relating to the Products mentioned in Section 4.2(c) of the Data Exhibit, which prior to usage in the field, will be reviewed and approved in writing by the Company. Such materials will be the property of both the Company and the Distributor and may be used freely by both sides.

Intellectual Property Indemnification

5A.1       Itamar shall indemnify and hold harmless Distributor, its Affiliates, their agents and employees in respect of any and all damages, costs and expenses (including but not limited to reasonable attorneys’ fees) in connection with any third party claim that any of the Products infringe any third party patent, trademark, copyright (including portrait rights and moral rights), trade name, trade secret, license or other proprietary or other intellectual property rights, and shall defend any such claim at Itamar’s own expense.

5A.2.      Distributor shall provide Itamar with immediate notice of any such claim. Any delay in notice of any such claim shall not relieve Itamar of its obligations hereunder except to the extent it is prejudiced by such delay. Each party shall provide all necessary assistance in connection with any such claim as the other party may reasonably require. Distributor may not settle any such claim without the prior approval of Itamar.

5A.3.       If Itamar believes that any Product may infringe any third party intellectual property rights in the Territory; or if (i) any Product, alone or in any combination, supplied under this Agreement is held to infringe any third party rights in the Territory or (ii) if their use is enjoined in the Territory, Itamar shall, in its sole discretion, and at its own expense: either

(a)    Procure for Distributor or Distributor's customers the right to continue using the Product alone or in any combination; or

(b)    Replace or modify the Product alone or in any combination with a functional, non-infringing equivalent.

5A.4.       If Itamar is unable either to procure for Distributor the right to continue to use the Product alone or in any combination or to replace or modify the Product alone or in any combination in accordance with the provisions of Section 5A.3 above, Distributor may terminate this Agreement and upon such termination, Itamar shall reimburse to Distributor the price paid in five years before the termination, without prejudice to Itamar's obligation to indemnify Distributor as set forth herein.

CONFIDENTIALITY

6.             From time to time, Itamar or Distributor may make available to the other party Confidential Information. The Distributor or Itamar shall not disclose such information to any person or entity, or use such Confidential Information without the prior written consent of the other party. Distributor or Itamar shall take all measures to protect the other party’s Confidential Information which shall be treated by Distributor or Itamar with at least the same care as it would exercise in the handling of its own confidential or proprietary information, and shall not be disclosed to any person or entity except as required by law or by a court of competent jurisdiction. Itamar may disclose the existence of this Agreement, including the identity of the Distributor and financial information relating to this Agreement by order of a government authority or the court as required under applicable laws and regulations. The provisions of this Section 6 shall remain in force after the termination of this Agreement.

PRICES

7.1           Product Transfer Prices are as set forth in the Data Exhibit and are based on delivery ex works, Itamar's Caesarea, Israel facilities, as that term is defined in Incoterms 2010, ICC Rules for the Use of Domestic and International Trade Terms, ICC Publication No. 715EF (the “Delivery Point”).

7.2           Transfer Prices are exclusive of all sales, use, value added, or other similar taxes, fees, levies, duties and other governmental charges (with the exception of taxes imposed on the income of Itamar), all of which will be borne exclusively by Distributor. Any change of Transfer Prices as aforesaid will not affect orders accepted prior to the effective date of such change of Transfer Prices.

PURCHASE OF PRODUCTS

8.1           Distributor shall purchase the Products from Itamar, for the purpose of reselling them to end-users subject to the terms and conditions of this Agreement, and including but not limited to Sections 7 and 8 herein, through purchase orders (“Orders”). The Orders shall be issued in writing and transmitted via fax or by electronic means (including without limitation to electronic mail), by Distributor to Itamar and shall be subject to (i) acceptance by Itamar; and (ii) to Section 8.3 below.

(a)          Order acceptance by Itamar shall be made by fax or by electronic means (including without limitation to electronic mail) no later than five (5) Itamar working days from receipt of the Order from Distributor.

(b)          The placing by Distributor of an Order and Itamar's acceptance thereof under and in accordance with the terms of this Agreement shall form a contract of sale between Itamar and Distributor on the terms of such Order and of this Distribution Agreement, provided, however, that unless otherwise agreed to by Itamar in writing, the terms and conditions of any Order issued by Distributor or any order acceptance issued by Itamar shall not alter the terms and conditions of this Distribution Agreement. In the event of a conflict between such terms of any such Order or order acceptance and this Distribution Agreement, the terms of this Agreement shall prevail.

(c)          All Orders shall be compatible with Itamar's Minimum Lead Time, as set forth in 8.2 below.

8.2           All purchased Products shall be delivered to the Delivery Point. Except as otherwise agreed upon, the minimum lead time for delivery of Products under an Order shall be [***] from the acceptance of the Order by Itamar and provided, however, that for any Order that is 50% larger than the immediately previous Order, the minimum lead time for delivery of Products under such Order shall be [***] from the acceptance of the Order by Itamar (“Minimum Lead Time”). Following the acceptance of an Order, Itamar shall issue to Distributor a notice specifying the period within which the Products will be delivered. The Minimum Lead Time will commence upon the approval of the Order by Itamar. Any revisions to accepted Orders would be subject to acceptance by Itamar.

8.3           Terms of payment shall be

(a)          All of the aggregate price of the Order shall be payable within sixty (60) days following delivery.

All payments shall be via wire transfer to Itamar’s bank account set forth below:

Name of Bank: [***]Address of Bank: [***]

Name of Account: [***]Bank Account Number: [***]Swift/Routing/Sort: [***]IBAN: [***]

(b)          Alternatively, Distributor may pay via an irrevocable and confirmed fully executed letter of credit with a bank of international repute acceptable to Itamar and in form and substance satisfactory to Itamar (the “Letter of Credit”).

(c)          Any invoiced amount, which is not fully paid when due, will bear interest at the rate of one and one half percent (1.5%) per month or portion thereof.

(d)         All payments referred to herein shall be in net freely transferable, free of withholding income or other taxes or deductions.

8.4           Risk of loss and damage for all Products ordered by Distributor shall pass to Distributor upon delivery. Title to all Products ordered by Distributor shall pass to Distributor upon receipt by Itamar of payment pertaining to the Products and until such time Itamar shall retain full ownership rights in such Products.

8.5           Distributor’s sole compensation for its Services and for the sale of the Products in the Territory shall consist of profits on its sales to customers. No compensation, commission, fee, bonus, reimbursement or any other form of payment shall be payable to Distributor.

8.6           Subject to any applicable regulatory requirements, Itamar reserves the right to discontinue the manufacture or sale of any or all of the Products upon sixty (60) days prior written notice to Distributor, and Itamar shall not be liable to Distributor for any liability imposed upon or damage suffered by Distributor as a result of any such discontinuation. Notwithstanding anything to the contrary, Itamar shall fulfill existing accepted Orders if it elects to discontinue manufacture or sale of any of the Products.

LIMITED WARRANTY

9.1           Warranties hereunder are solely for the benefit of Distributor’s direct customers, and the ultimate end users of the Products. Distributor shall be responsible to its customers for any and all warranties, which it makes relating to Products apart from Itamar’s warranties set forth in this Section 9.

9.2           Itamar warrants that each Product to be delivered hereunder will be free of defects in material and workmanship under normal use and service for the Warranty Period (as defined hereunder). For the purpose of this Section 9 the “Warranty Period” shall mean eighteen (18) months from the date of delivery to Distributor of the Product(s).

9.3           If, during the Warranty Period, a Product or any component of the Products becomes defective by reason of material or workmanship, and provided the Distributor immediately notifies Itamar of such defect, Itamar may, at its option, supply a replacement, or request the return of equipment to Itamar’s premises for repair. Distributor/customer must return all Products to Itamar and pay shipping and handling costs of the return to Itamar’s premises. Prior to returning any Product, whether for replacement or repair Distributor must obtain a return material authorization (“RMA”) number from Itamar, and display such RMA number prominently on the packaging for any such returned Products. Distributor must return all Products to Company. Itamar shall pay all shipping charges for the return of the repaired or replacement Product to Distributor/customer. Any Products returned to Company other than in accordance with the terms of this Agreement may be refused by Company, at its sole discretion.

Return of the repaired or replacement Products to the customer's original destination shall be at the expense of Itamar unless Itamar determines, at its sole discretion, that the Product is not defective within the terms of the warranty, in which event Distributor shall pay Itamar all costs of handling, transportation and labor at Itamar's then prevailing rates. Repaired or replacement Products shall be shipped to the destination designated by Distributor. Risk of loss or damage to returned Products shall be borne by Distributor until delivery to Itamar’s premises.Risk of loss of or damage to repaired or replacement Products shall be borne by Itamar until delivery to the destination designated by Distributor, unless Itamar determines that the Product is not defective within the terms of the warranty. This defective product determination will not be unduly withheld.

9.4           All Products or parts that have been replaced shall be the property of Itamar. Itamar shall be released from all obligations under its warranty and this warranty shall not apply to any Products or component parts, that (a) have been damaged by improper operation, tampering with, improper maintenance, misuse, accident, or neglect, or were subject to any of the prohibited activities described in Section 5.3 above; (b) have been used in a manner not in accordance with the instructions supplied by Itamar; (c) have had changes or repairs made without written authorization of Itamar to do so or by inadequate and/or unqualified personnel; (d) were incorporated into another product without the prior written approval of Itamar; or (e) were stored in conditions and/or for such long period of time contrary to the guidelines of Itamar which proves to be inadequate or unreasonable.

9.5           Repaired or replaced parts shall be covered by this warranty for a period of the greater of (i) the remainder of the Warranty Period hereunder, (ii) one hundred eighty (180) days from the date of delivery of the repaired or replaced parts or Products by Itamar, or (iii) the minimum legal or regulatory requirement that is in effect in the Territory.

9.6           THE ABOVE WARRANTIES GIVEN BY ITAMAR ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE ABOVE WARRANTIES CONSTITUTE ITAMAR’S SOLE AND EXCLUSIVE LIABILITY FOR DEFECTIVE OR NONCONFORMING PRODUCTS. NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED SHALL APPLY.

Notwithstanding anything herein contained to the contrary, this warranty of repair and replacement shall be the sole and exclusive remedy available to Distributor's customers for any Products delivered hereunder which are found to be defective. However, this shall not limit any claims to be made by Distributor or Distributor’s customers under applicable Japanese laws.

Distributor and Distributor’s direct customers shall be entitled to purchase from Itamar annual maintenance support services as well as an extended warranty following the end of the Warranty Period, set forth in Appendix A.

INDEMNITY/LIMITATION OF LIABILITY

10.1         Distributor hereby releases and discharges Itamar, its officers, directors, employees and agents in advance and agrees that it shall indemnify, defend and hold them harmless from any and all loss, damage, cost and/or expense (including attorney fees) arising out of or in connection with (i) Distributor's acts or omissions; or (ii) any breach of this Agreement by Distributor, or (iii) Distributor’s failure to obtain permits, approvals, authorizations and/or clearances, provided, however, that Distributor shall have no such liability (a) to the extent that any claims result from Itamar's gross negligence or willful misconduct, or (b) if Itamar does not provide Distributor prompt notice of any such claims. Itamar shall cooperate with Distributor in the defense or settlement of any claims, and shall neither admit liability for, nor settle any claims without Distributor's prior written consent.

10.2         Itamar hereby releases and discharges Distributor and agrees that it shall indemnify, defend and hold Distributor harmless from any and all loss, damage, cost and/or expense (including attorney fees) arising out of or in connection with (1) Itamar's acts or omissions; or (2) any material breach of this Agreement; provided, however, that Itamar shall have no such liability if Distributor does not provide Itamar prompt notice of any such claims, and allow it to assume sole defense of any such claim. Distributor shall fully cooperate with Itamar in the defense or settlement of any claims, and shall neither admit liability for nor settle any claims without Itamar's prior written consent.

10.3         ITAMAR SHALL NOT BE LIABLE TO ANY PERSON OR ENTITY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES TO OR LOSS OF PROPERTY OR EQUIPMENT, LOSS OF PROFIT, LOSS OF USE OF DATA, LOSS OF REVENUES OR DAMAGES TO BUSINESS OR REPUTATION ARISING FROM THE PERFORMANCE OR NON- PERFORMANCE OF ANY ASPECT OF THIS AGREEMENT OR ANY ORDER HEREUNDER OR FROM ANY CAUSE WHATSOEVER ARISING FROM OR IN ANY WAY CONNECTED WITH THE MANUFACTURE, SALE, HANDLING, REPAIRS MAINTENANCE OR USE OF THE PRODUCTS, WHETHER OR NOT ITAMAR SHALL HAVE BEEN MADE AWARE OF THE POSSIBILITY OF SUCH LOSS. NOTWITHSTANDING ANY OF THE FOREGOING, ITAMAR’S LIABILITY FOR ANY CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PARTICULAR ORDER, SHALL IN THE AGGREGATE, BE LIMITED TO THE TOTAL PRICE PAID UNDER SUCH PARTICULAR ORDER.

TERMINATION

11.1         Either party may terminate this Agreement upon the occurrence of one of the following:

(a)          By providing sixty (60) days written notice if the other party (i) becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer, and is unable to terminate such proceedings within sixty (60) days, or if Itamar (1) makes an assignment of assets for the benefit of, or sells all or substantially all of its capital stock or all of its assets to a third party not in accordance with Section 13.3 herein (an “M&A Event”), or (2) Itamar enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations; or

(b)          the other party breaches any of its obligations hereunder and fails to remedy such breach within sixty (60) days of notice of the breach.

11.2         Itamar may, in its sole discretion, terminate this Agreement upon the occurrence of one of the following:

(a)            immediately upon the provison of written notice if:

(1)	Distributor does not achieve the Minimum Purchase Requirement in either 2014 or 2015;

(2)	Distributor does not achieve at least [***] of the Minimum Purchase Requirement in either 2016, 2017 or 2018; or

(3)	Distributor does not achieve at least [***] of the Minimum Purchase Requirement in any quarter during any calendar year.

(b)          upon thirty (30) days written notice to the Distributor to the extent applicable, Distributor fails to receive all Required Approvals within one (1) month from the Effective Date of this Agreement; or

(c)          immediately upon the provision of written notice if Distributor violated or breached the provisions of Section 2.5 herein.

11.3         Remedies available to Itamar or Distributor under this Section 11, shall in no event constitute a waiver, affect or diminish either party’s rights to other remedies either under any applicable law or by equity.

EFFECTS OF TERMINATION

12. 1       Upon termination or expiration of this Agreement for any reason, the performance of obligations of both parties under this Agreement shall cease; however, the following provisions of this Agreement shall survive: Section 5 (Proprietary Rights and Marks), Section 6 (Confidentiality), Section 9 (Limited Warranty), Section 10 (Indemnity/Limitation of Liability), Section 11 (Termination), Section 12 (Effects of Termination), Section 13.10 (Governing Law/Disputes), and Section 13.5 (Relationship of Parties

12.2        Upon termination, cancellation or expiration of this Agreement for any reason:

(a)          Distributor shall be obligated to pay, and shall pay Itamar the balance of any and all payments due to Itamar for units of the Products ordered up to and including the date of termination in accordance with the set payment schedule for such payments. Any unpaid amount shall accrue interest as set forth in Section 8.3(b) above; upon such payment, Itamar shall deliver said units;

(b)          Distributor may sell further any unsold inventory of its Products. To the extent permitted by applicable law, such sales shall be at prices no less than those listed as the End User List Price on the Data Exhibit. As soon as Distributor no longer has any unsold inventory, Distributor shall remove all reference to Itamar, if any, from its letterhead, business forms, advertising literature, and place of business, shall cease to use any name or Proprietary Mark of Itamar and shall refrain from representing itself as a sales representative or distributor of Itamar or from doing any act or making any representation in connection with Itamar’s Products;

(c)          Distributor and Itamar shall promptly return to the other party any Confidential Information, Documentation as well as all sales data, price lists, catalogues, advertising literature and display material in respective possession;

(d)          All licenses granted pursuant to Section 2 shall be terminated;

(e)          Distributor shall transfer to Itamar, or its designees, all Required Approvals and Itamar shall pay all governmental fees Distributor has incurred to obtain and maintain such Required Approvals up to the date of termination (including [***]). All governmental fees and other costs related to such transfers shall be borne by Itamar. Distributor shall cooperate and provide information as necessary in order for Itamar to make the necessary applications.

(f)          Itamar shall fulfill its Product delivery obligations for any Orders fully paid for in advance except in the event this Agreement was terminated or cancelled in accordance with any of the provisions of Section 11.2 above, notwithstanding anything to the contrary.

MISCELLANEOUS PROVISIONS

13.1         Notices and other communications under this Agreement shall be in writing and sent to each Party at its address, electronic mail or fax number set forth herein or, in the event of a change in any address, electronic mail, or fax number, then to such other address, electronic mail, or fax number as to which notice of the change is given. Notice will be deemed given twenty-four (24) hours after it was sent by electronic mail or fax or five (5) days after it was sent by registered mail.

13.2         This Distribution Agreement, together with the Data Exhibit and appendices referred to herein which are an integral part hereof, sets forth the entire agreement between the parties on the subject hereof and supersedes any previous agreement, understanding, memorandum, letter of intent or representation on the subject matter hereof. This Distribution Agreement may be amended only by written agreement signed by the duly empowered representatives of both parties.

13.3         This Distribution Agreement may not be assigned by either Party without the prior written consent of the other party, except that Itamar and Distributor may assign this Distribution Agreement to any entity which is the successor to any part of its business related to this Distribution Agreement by merger or change of control transaction, or to any party which acquires all or substantially all of its assets related to this Distribution Agreement, provided that such entity agrees to assume all obligations of the assigning party under this Distribution Agreement from and after the date of such assignment.

13.4.        Any failure by either party to enforce any provision of this Distribution Agreement on one occasion shall in no way constitute a waiver or affect its right to require the performance thereof by the other party nor affect the validity of such provision or any other provision of this Distribution Agreement, except when this Agreement expressly provides otherwise.

13.5         This Distribution Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, agency, employer-employee relationship or a formal business organization of any kind. Itamar and Distributor shall be independent contractors with each other for all purposes at all times and no party shall act, as or hold itself out as, agent for the other, unless so designated in a separate agreement signed by the principal. None of the parties shall bind or attempt to bind any other party to any agreement or to the performance of any obligation, nor shall any party represent that it has the right to enter into any undertaking on behalf of the other.

13.6         Non-performance of a Party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, terrorist acts, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party.

13.7         If any provision of this Agreement or the application thereof to any person or entity or circumstance is invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.8         Each party agrees that a breach of the obligations of Sections 5 PROPRIETARY RIGHTS AND MARKS or 6 CONFIDENTIALITY will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right to obtain immediate injunctive relief, in addition to any other rights and remedies available at law or in equity, including without limitation, the right to terminate this Agreement and seek damages or other legal or equitable relief allowed by the federal and state courts.

13.9         Neither Party shall disclose, publicize or advertise in any manner the discussions or negotiations contemplated by the Agreement without the prior written consent of the other Party, except as may be required by law.

13.10       Governing Law; Disputes. This Agreement and all Orders issued shall be governed by and construed in accordance with the laws of New York, New York, United States of America. The competent courts and tribunals situated in Manhattan, New York, United States of America shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Distribution Agreement.

ITAMAR MEDICAL LTD		Philips Respironics GK (“Distributor”)

By:	/s/ Eldad Singer	By:	/s/ Danny Risberg
Name:	Eldad Singer	Name:	Danny Risberg
Title:	President, Itamar	Title:	Executive Manager
Medical Japan
VP Sales, Itamar Medical
Feb 24, 2014

APPENDIX A

Support and other optional services to be provided by Distributor

Itamar-Medical Ltd. offers following optional software and hardware Extended Service Plan for Itamar products including, but not limited to:

•	Free software updates when released

•	Hardware troubleshooting and support

•	Software troubleshooting and support

•	Free Remote training for product operation (up to 4 hours per year)

•	Preventive Maintenance includes pro-active part replacements

•	Device diagnosis and software support through phone call or email (support available 9 AM to 5 PM)

APPENDIX B

Format of Quarterly Report to be sent to Company

No	Date of sold	Product/Item	S/N	Name of account	Name of End user	Address	Phone #	Note
1
2
3
4
5
6
7
8

APPENDIX C

For the duration of the Agreement and subject to Itamar’s full compliance with its obligations hereunder, Itamar is granted the right to use the wordmark PHILIPS as specified on www.ourbrand.philips.com at which the ID and password for the site will be informed from Distributor, in printed advertising matter as well as on-line advertising communications, in its showrooms and exhibition stands, for the sole purpose of advertising the Distributor Products in Israel, and in accordance with the following:

-           Insofar as advertisements, showrooms and exhibition stands or other promotional content include the promotion of non-Distributor branded products, Itamar shall follow Itamar’s trading style and identity.

-           Itamar is not allowed to use the Philips Shield or the tag line “Innovation and you”.

-           Itamar is not entitled to register or use any domain name or URL containing the name Philips or any other trademark of Distributor or any of Distributor’s affiliates.

-           Unless previously approved by Distributor in writing, Itamar is not authorised to use the wordmark PHILIPS or any other trademark of Distributor or any of Distributor’s affiliates in search engines advertising, including but not limited to the Adwords program of Google.

-           The application and use of the wordmark PHILIPS may only occur in a form previously approved by Distributor in writing. Itamar shall provide Distributor with drafts of the proposed use of the wordmark PHILIPS and await approval from Distributor in writing, before commencing use of the wordmark PHILIPS. If Distributor rejects the proposed use of the wordmark PHILIPS, Itamar will modify the use in accordance with Distributor’s directions. Artwork will be provided by Distributor upon Itamar’s request.

If, in Distributor's opinion, Itamar does not adhere to the requirements and directions provided by Distributor and Itamar fails to remedy this deficiency within one month following receipt of a written notification from Distributor, Distributor may withdraw the permission forthwith.

Itamar will not be entitled to use for its own activities any statutory name, trade name, or other name, indication or description, of which the name Philips, any name similar thereto or any other trademark of Distributor or the Philips group of companies forms part.

Itamar hereby acknowledges all right, title and interest of the registered proprietor Koninklijke Philips N.V. in and to the name Philips and the wordmark PHILIPS. Itamar shall not obtain any rights to said name or trademark by virtue of the use and/or marketing of the Distributor Products marked or branded with said name and/or trademark and the applications therefor as permitted hereunder shall not be construed as use for Itamar's benefit.

Upon termination of the Agreement for any cause, Itamar shall cease all uses of the name Distributor and the wordmark PHILIPS.

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